Exhibit 12.1

STATEMENT REGARDING COMPUTATION
OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWER INC.
(d/b/a ManpowerGroup)
(in millions)

3 Months Ended
March 31, 2012

Earnings:
Earnings before income taxes	$82.0
Fixed charges	40.5
$122.5

Fixed charges:
Interest (expensed or capitalized)	$10.8
Estimated interest portion of rent expense	29.7
$40.5

Ratio of earnings to fixed charges	3.0

	2011	2010	2009	2008	2007
Earnings:
Earnings before income taxes from continuing operations	$479.9	$(165.2)	$(22.9)	$442.6	$777.0
Fixed charges	170.2	161.9	183.9	200.9	185.2
	$650.1	$(3.3)	$161.0	$643.5	$962.2

Fixed charges:
Interest (expensed or capitalized)	$43.1	$42.4	$61.7	$64.2	$65.0
Estimated interest portion of rent expense	127.1	119.5	122.2	136.7	120.2
	$170.2	$161.9	$183.9	$200.9	$185.2

Ratio of earnings to fixed charges	3.8	(0.0)	0.9	3.2	5.2

Note:
The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.

Our 2008 and 2007 results have been restated as disclosed in Note 16 to the Consolidated Financial Statements included in our 2009 Annual Report to Shareholders.